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                                                                  EXHIBIT (a)(9)

                             [SYMANTEC LETTERHEAD]

                                                                NOVEMBER 5, 1998

TO: Holders of Series C Convertible Preferred Stock (the "Series C Stock") of
    Quarterdeck Corporation and Holders of Stock Purchase Warrants ("Warrants") to Purchase Such Series C Stock:

     Ladies and Gentlemen:

     Pursuant to the enclosed Offer to Purchase, dated October 19, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which together constitute the "Offer"), Oak Acquisition Corporation ("Purchaser"), a wholly owned subsidiary of Symantec Corporation ("Symantec"), has made a tender offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Quarterdeck Corporation (the "Company"), including associated preferred stock purchase rights, at a price of $0.52 per share, net to the seller in cash and without interest thereon, subject to reduction for any applicable federal back up or other withholding taxes, upon the terms and subject to the conditions set forth in the Offer. You may participate in the offer with regard to the shares of Common Stock issuable upon conversion of the Series C Stock, or upon exercise of Warrants and conversion of the shares of Series C Stock issued upon such exercise (the "Warrant Shares"). The shares of Common Stock issued upon conversion pursuant to the Company's Certificate of Incorporation of the Series C Stock (and the Agreement, dated as of October 9, 1998, by and between the Company and you), including upon conversion of the Warrant Shares, are referred to as the "Conversion Shares."

     Symantec has implemented procedures to facilitate this participation:

          With regard to presently outstanding Series C Stock, you may participate in the Offer by delivering to Symantec: (A) the certificates for the Series C Stock, properly endorsed to Purchaser, and (B) a duly completed and signed Letter of Transmittal in the form attached (the "Letter of Transmittal"). Delivery to the Purchaser pursuant to the Letter of Transmittal of the duly endorsed certificate(s) representing shares of Series C Stock will be deemed by Purchaser to constitute tender pursuant to the Offer of the Conversion Shares issuable upon conversion of such shares of Series C Stock.

          With regard to presently outstanding Warrants, you may participate in the Offer by delivering to the Purchaser (A) a duly executed Assignment Form (the form of which is attached to the Warrant), (B) the Warrant, (C) the exercise price for such Warrant Shares (by certified or cashier's check payable to the Purchaser), and (D) a duly completed and signed Letter of Transmittal, on which the table headed "Description of Shares Delivered for Purchase" is completed by inserting the words "Warrant Exercise" in the space under the heading "Preferred Stock Certificate Number(s)," and including under the heading "Total Number of Shares of Preferred Stock Evidenced by Certificate(s)," the total number of shares of Series C Stock issuable under the Warrant, and under the heading "Number of Shares of Common Stock Issuable Upon Conversion of Preferred Stock Evidenced by Certificate" the number of shares of Common Stock issuable upon conversion of such Preferred Stock. Delivery to the Purchaser pursuant to the Letter of Transmittal of the Warrants, executed Assignment Form and check in the amount of the exercise price will be deemed by Purchaser to constitute tender pursuant to the Offer of the Common Stock issuable upon conversion of the Warrant Shares.

     In either case, all of the applicable documents (and, for the Warrant Shares, the check) must be received by the Purchaser NO LATER THAN NOVEMBER 16, 1998, the expiration date of the Offer, at the address specified on the first page of the Letter of Transmittal.

     If shares tendered pursuant to the Offer to Purchase are not accepted for payment, the Purchaser will return your Series C Stock and Warrants (and the exercise price therefor) to you without effecting any conversion or exercise.
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     In closing, we invite you to consider carefully the enclosed Offer and related documents in making any decision concerning tender of your shares in response to the Offer. If you have any questions concerning the foregoing, please call Frank R. Greico (the Company's Chief Financial Officer) at (310) 309-4232 or Daniel Sullivan of D.F. King & Co. (the Information Agent for the Offer) at (212) 493-6927.

                                          Very truly yours,

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